UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

ProUroCare Medical Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51774	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., Suite 101, Eden Prairie, Minnesota 55416
(Address of Principal Executive Offices) (Zip Code)

(952) 476-9093
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Officers; Election of New Directors

On March 1, 2010, the board of directors of ProUroCare Medical Inc. (the “Company”), elected Dr. K.W. Michael Chambers and Mr. James L. Davis to the board of directors, effective immediately.

Dr. Chambers currently serves as President and CEO of Swift Biotechnology, a company he co-founded in January, 2010. Swift is commercializing early diagnostics for gynecological cancers through technology invented at the Mitchell Cancer Institute.  From 1999 through 2005, Dr. Chambers served as President and CEO of InnoRx Pharmaceuticals, a privately-held company specializing in drugs and drug delivery systems for ophthalmic diseases that he helped establish. He is also "of Counsel" to the law firm of Cabaniss Johnston, based in Birmingham, Alabama.

Dr. Chambers had no transactions with the Company reportable under Item 404(a) of Regulation S-K during 2009.

Mr. Davis is the President of Davis & Associates, Inc. which he founded more than 30 years ago. Davis & Associates represents the leading edge lighting and controls manufacturers, providing lighting and controls solutions for customers in the upper Midwest.

Mr. Davis had the following related person transactions with the Company reportable under Item 404(a) of Regulation S-K during 2009:

On March 19, 2009, pursuant to guarantees provided to Crown Bank by Mr. Davis relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 66,667 shares of its common stock as consideration to Mr. Davis and agreed to issue a further 11,111 shares per month for each month the note remains outstanding after August 31, 2009.  As of December 31, 2009, 44,444 shares of stock were accrued for issuance pursuant to this guarantee.

On March 19, 2009, a $37,500 convertible promissory note and a $150,000 convertible promissory note due to Mr. Davis were refinanced and combined with other loans and advances on behalf of the Company from Mr. Davis in a $281,000 convertible promissory note.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note and the note was converted into 510,909 shares of the Company’s common stock.

Between May 1, 2009 and September 16, 2009, Mr. Davis made various payments for the benefit of the Company and provided the Company with certain cash advances totaling approximately $243,000.  On September 21, 2009, Mr. Davis and the Company executed a $243,000 promissory note (the “Davis Note”) for these obligations.  Upon execution of the Davis Note, the Company agreed, as consideration for making the payments and advances represented by the Davis Note, to issue to Mr. Davis 19,833 shares of its common stock and to accrue for future issuance to Mr. Davis 2,700 shares of common stock for each month (or portion thereof) that the Davis Note is outstanding after March 21, 2010.  In addition, under the terms of the Davis Note, the Company will accrue for issuance to Mr. Davis in lieu of cash interest, 1,618 shares of its common stock for each month (or portion thereof) that the principal amount of the Davis Note is outstanding.  As of December 31, 2009, 6,474 shares of stock were accrued for issuance pursuant to the Davis Note.  All of the shares accrued for issuance to Mr. Davis will be issued upon repayment of the Davis Note.  The Davis Note matures on March 28, 2011, and provides Mr. Davis with a subordinated security interest in the Company’s assets.

Mr. Davis was appointed to serve on the Company’s Compensation Committee.  The board of directors determined that Mr. Davis does not meet the independence requirements established by NASDAQ for director independences. Dr. Chambers was appointed to serve on the Company’s Governance Committee.  The board of directors determined that Dr. Chambers meets the independence requirements established by NASDAQ for director independence. There is no arrangement or understanding between either Dr. Chambers or Mr. Davis and any other person pursuant to which he was elected as a director of the Company.

The Company will compensate Mr. Davis and Dr. Chambers in a manner consistent with its non-management director compensation program.  Under the terms of the program, each director will receive $10,000 per year and an annual equity award of options equal to $25,000 divided by the average of the closing bid and asked price of the Company’s common stock on the date of the award.  In addition, pursuant to their duties as committee members, each will receive $500 per committee meeting attended up to an annual maximum of $2,000 per year.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1           Press release of ProUroCare Medical Inc. dated March 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ProUroCare Medical Inc.

Date: March 5, 2010	By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer